ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARIES

Exhibit 11 - Computation of Per Share Earnings

                                                          Three-Month Period Ended             Six-Month Period Ended
                                                      ---------------------------------   ---------------------------------
                                                         July 31,         August 1,          July 31,         August 1,
                                                           1999             1998               1999             1998
                                                      ---------------  ----------------   ---------------  ----------------

BASIC INCOME PER COMMON SHARE

Weighted average number of common
   shares outstanding                                    10,453,391       10,435,531         10,447,141       10,435,531
                                                      ==============   ==============     ==============   =============


Net income                                         $      4,397,000 $      3,517,000  $       7,496,000 $      5,562,000
                                                      =============    ==============     =============    =============

Basic net income per common share                  $           0.42  $          0.34   $           0.72  $          0.53
                                                      ==============   ==============     ==============   =============



DILUTED INCOME PER COMMON SHARE

Weighted average number of common
   shares outstanding                                    10,453,391       10,435,531         10,447,141       10,435,531

Net effect of dilutive stock options - based
   on the treasury stock method using the
   average market price                                     178,010          102,204            188,814           72,497
                                                      ---------------  ----------------   ---------------  -------------

TOTAL                                                    10,631,401       10,537,735         10,635,955       10,508,028
                                                      ==============   ==============     =============    =============

Net income                                          $     4,397,000 $      3,517,000  $       7,496,000 $      5,562,000
                                                      ==============   =============      =============   ==============

Diluted net income per common share                 $           0.41 $          0.33    $          0.70  $          0.53
                                                      =============    ============       ============    ==============
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